EXHIBIT 5.1

                    OPINION OF HINCKLEY, ALLEN & SNYDER


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FINAL ON HAS LETTERHEAD

                             December 20, 1994


Outlet Communications, Inc.
23 Kenney Drive
Cranston, Rhode Island 02920-4489

         Re: Outlet Communications, Inc. (the "Company")
             Form S-3 Registration Statement
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Gentlemen:

     We have acted as counsel to the Company in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") relating to 331,625 shares of the Company's Class A common stock, par value $.01 per share.

     In connection therewith, we have examined the original or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended to date, the By-laws, as amended, the corporate minutes of the Company, the Registration Statement to be filed with the Commission, and such other documents as we deemed necessary to the opinion hereinafter expressed.

     In making such examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents, the conformity to original and certified documents of all copies submitted to us as conformed, photostat or other copies, the legal capacity of all natural persons executing such documents, instruments and other papers, the due authorization, execution and delivery of such documents, instrument and other papers by each of the entities, other than the Company, which has executed the same and that each of such entities, other than the Company, has the power to enter into and perform all of its obligations thereunder. As to matters of facts which have not been independently established by us, we have relied upon certificates or the representations of officers of the Company.

     Based on the foregoing, it is our opinion that the Shares are validly authorized and issued, fully paid, and nonassessable.
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     We are members of the bar of the State of Rhode Island and the
Commonwealth of Massachusetts and do not hold ourselves out as experts on, or as generally familiar with, or qualified to express opinions under law other than the law of the State of Rhode Island, the Commonwealth of Massachusetts, the corporate law of the State of Delaware, and the law of the United States and the opinion given herein is limited thereto.

     We hereby consent to the reference to our firm under the heading "Legal Matters" in the prospectus constituting a part of the Form S-3 Registration Statement of Outlet Communications, Inc. and to the filing of this opinion as an exhibit to such Registration Statement. However, the foregoing consent shall not be deemed to constitute a consent under Section 7 of the Securities Act of 1933, since we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.

                             Very truly yours,



                             HINCKLEY, ALLEN & SNYDER